Exhibit 10.1

Execution Version

September 30, 2020

Dear Ashish:

This letter agreement (this “Agreement”) amends and restates the terms of your employment offer letter with McAfee, LLC dated July 17, 2019 (the “Original Agreement”), and becomes effective (the “Effective Time”) as of immediately prior to the consummation of the initial public offering (the “IPO”) of Class A common stock of McAfee Corp. (“McAfee Corp.”). If the IPO is not consummated on or before March 31, 2021, this Agreement shall be null and void and of no force or effect. To confirm your acceptance of this Agreement, please review this Agreement and countersign where indicated below.

As of and following the Effective Time, you will remain employed by McAfee, LLC (“McAfee” or the “Company”) according to the terms and conditions of employment in this Agreement.

Position. Your position will continue to be SVP, Corporate Strategy reporting to the Chief Executive Officer of McAfee. Your work location will be San Jose, CA.

Base Salary. As part of a competitive compensation package, your annual base pay will continue to be $425,000, subject to at least annual review for potential increase.

Incentive Program. You will continue to be eligible to participate in the annual incentive program under McAfee’s corporate bonus plan (as in effect from time to time), with a total annual target of 52.94% of your annual base salary (i.e., $225,000 based on your current annual base salary). Any bonuses earned will be payable in accordance with McAfee’s corporate bonus plan, as may be amended from time to time, but in no event shall any actual bonus be paid later than 2½ months following the end of the fiscal year for which such compensation is earned. Actual bonus awards may pay below or above your annual target opportunity, including a zero payout, based on your and McAfee’s achievement of the applicable performance goals or objectives.

Long-Term Incentive Plan. You will continue to be eligible to receive equity and equity-based awards in the discretion of the Board of Directors of McAfee Corp. (the “Board”) or its Compensation Committee on such terms and conditions as are determined by the Board or such committee.

Change in Control Bonus. If you remain actively employed by McAfee at the time of a Change in Control (as defined in the McAfee 2017 Management Incentive Plan, as amended from time to time), not later than fifteen (15) days following such Change in Control the Company will pay you a cash bonus equal to $250,000, subject to all applicable tax withholding.

Performance Award. If you remain actively employed by McAfee as of May 1, 2021, not later than fifteen (15) days following such date the Company will pay you an amount in cash equal to $300,000, subject to all applicable tax withholding.

Execution Version

Comprehensive Benefits. You will continue to be eligible for our 401(k), our health benefits, dental, vision, disability and life insurance. In addition, we offer flexible work arrangements (for some roles), holidays and vacation pay, education reimbursement (with manager approval), and volunteer opportunities. Each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program, subject to the terms of the applicable plan or program. You will be deemed an “Indemnified Person” (as defined in the LLC agreement (as amended from time to time) of Foundation Technology Worldwide LLC at all relevant times and will be covered under the Company’s director & officer liability insurance policy during your employment and for as long thereafter as you may reasonably be subject to any claim arising from or related to your employment with the Company.

Company Policies. As a Company employee, you agree to abide by the rules and policies of the Company, McAfee Corp. and their affiliates which may change from time to time, in accordance with applicable laws. Such policies may include, without limitation, equity ownership requirements, clawback policies, insider trading policies and policies regarding hedging or pledging of securities.

At Will Employment. Your employment at McAfee is “at will,” which means that both McAfee and you have the right to end your employment at any time, with or without advance notice, and with or without cause.

Section 409A. If either you or the Company reasonably determines that any payment or benefit provided to you by the Company under this agreement or otherwise will violate Section 409A of the Internal Revenue Code (“Section 409A”), you and the Company will use commercially reasonable efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A. You and the Company will use commercially reasonable efforts to execute any and all amendments to this or any other applicable agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment was (or may be) made in violation of Section 409A, the Company will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you.

Entire Agreement. We intend this Agreement to capture completely all the terms of your employment offer with respect to the subject matter hereof and, as of the Effective Time, this Agreement supersedes your Original Agreement, your letter agreements with the Company dated February 28, 2020 and March 23, 2020, respectively, and all other prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written; provided that this Agreement will not supersede the letter agreement regarding severance by and among you, McAfee Corp. and McAfee to be dated in or about October 2020 (including all exhibits thereto), all your equity award agreements in effect prior to the Effective Time, any arbitration agreement with McAfee or any of its affiliates, any effective assignment of any invention or other intellectual property to McAfee or any of its affiliates or any other confidentiality, non-competition, non-solicitation of employees, independent contractors or like obligations, including the pre-existing Proprietary Information and Inventions Assignment Agreement by and among you

Execution Version

and McAfee (“PIIAA”). Nothing in this Agreement or any other agreement with the Company limits, restricts or in any other way affects you communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires you to provide notice the Company with notice of the same. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. As used in the PIIAA, the term Proprietary Information shall not include any information that: (i) is or becomes generally used in the industry or publicly available through lawful means and absent any wrongful conduct by you; (ii) was known by you and lawfully in your possession prior to disclosure by the Company; or (iii) is independently developed or lawfully disclosed to you by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect thereto.

Governing Law. This letter will be governed by the laws of the State of California, without regard to any contrary conflict of law rules; provided, that your primary residence as of your last date of active employment with the Company is in the State of California. For the avoidance of doubt, your long-term incentive plan award agreements will be governed by the laws of the State of Delaware, without regard to any contrary conflict of law rules.

If you have any questions, please email or call me.

Sincerely,

/s/ Chatelle Lynch

Chatelle Lynch

SVP, Chief People Officer

[Remainder of Page Intentionally Left Blank]

Execution Version

I understand, accept and agree to the terms of this letter.

/s/ Ashish Agarwal

Ashish Agarwal

October 8, 2020

Date